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                                                                    Exhibit 99.a



                          ONEOK, Inc. CONFERENCE CALL
                   DYNEGY & KINDER MORGAN ASSET ACQUISITIONS

                               February 14, 2000


     Operator:    Good day and welcome to the ONEOK conference call regarding the Dynegy & Kinder Morgan Asset Acquisitions. Today's conference is being recorded. At this time for opening remarks and introductions, I would like to turn the conference over to Mr. Weldon Watson. Please go ahead, sir.

  Weldon Watson: On behalf of ONEOK , Inc. we would like to thank you for joining us this morning. You should have received copies of our press releases describing the details of ONEOK's acquisition plans for the Dynegy & Kinder Morgan midstream natural gas assets.

     Our objective for this conference call is to lay out for you how these acquisitions fit our strategy and how we believe that they will bring value to shareholders.

     After remarks by David Kyle, ONEOK's President and Chief Operating Officer and Jim Kneale, ONEOK's Vice President, Chief Financial Officer and Treasurer, we will open the lines for your questions.

     Before we begin, we would like to remind our participants that statements contained in this conference call that include company expectations or predictions are forward-looking statements intended to be covered by the Safe Harbor Provision of the Securities Act of 1933 and the Securities Exchange Act of 1934.

     It is important to note that the actual results could differ materially from those projected in such forward-looking statements. If you have any additional questions after the conference call, please feel free to call me, Weldon Watson, at any time. And I would like now to turn the call over to our host, Mr. David Kyle.

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  David Kyle:  Good morning and I want to thank you for joining us today.
Clearly, we are best known for our expertise in gas distribution. But from our beginning, ONEOK has always been more than a gas distributor.

     We have always accessed gas supply at the wellhead and brought it to market through our gathering and transmission pipelines. Our strategy has always been a wellhead to burner tip strategy.

     Today we want to spend a few moments talking about two briefly announced transactions that together will strengthen our position in what is commonly referred to as a midstream business.

     A few weeks ago, we announced that we were purchasing Dynegy's mid-continent gathering and processing assets for $307.7 million. These assets are located in the Texas Panhandle, Kansas, and Oklahoma.

     Then last week, we announced that we are purchasing the Kinder Morgan mid-continent gathering processing assets, the Kinder Morgan West Texas pipeline assets, and KN Marketing for $114.1 million in cash as adjusted for working capital. We will also assume certain lease obligations and contracts for firm capacity on certain other pipelines.

     We anticipate closing on both transactions to be in the first quarter of this year and our modeling of the economics indicate that they will be earnings accretive for this calendar year. I should remind you that we just changed to a calendar year fiscal year.

     Let me explain how these acquisitions fit with our existing assets and as importantly, how they fit our strategy. To begin, it might be better to view these assets as four packages. And I would remind everyone that maps are available on our Web site depicting these assets.

     First, the Texas intra and interstate pipelines. Next, the Kansas gathering systems and gas processing plants. Third, Texas and Oklahoma gathering and processing. And finally, the gas marketing business.

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     The Texas pipelines will give us the capability to transport to the west
Texas markets and as importantly, we will have access to the WAHA Hub and into El Paso's system, all from our existing transmission system.

     The 5,000 miles of pipeline have an annual throughput of approximately 320 BCF per year with interconnects with 17 intra and interstate pipelines. This compares to 100 BCF per year in Kansas and 280 BCF per year in Oklahoma -- both serving our existing LDC operations.

     We will also obtain four additional storage fields with 11.5 BCF of working capacity and 500 million a day of peak withdrawal capacity. This added to our existing Kansas and Oklahoma storage capacity of 48 BCF and 1.6 BCF withdrawal capacity, will give added support to our marketing efforts.

     The Kansas assets consist of the Hugoton, (Lake & Bradshaw), 3,500 miles of gathering systems in western Kansas, and the 1,800 miles of gathering located in south central Kansas.

     The three gas processing plants in Kansas are Cheney, Scott City, and Bushton. The total combined capacity is 1.2 billion cubic feet per day with clearly the largest of these as Bushton complex with one billion cubic feet per day capacity.

     At Bushton in addition, is a helium extraction plant, a fractionation plant, and NGL storage field. Just this last year, we extended our pipeline system to Bushton which now allows us to take gas directly into our Kansas gas service system.

     The Texas gathering and processing consists of six processing plants with 225 million cubic feet per day capacity and over 3,600 miles of gathering system. The two purchases literally lay on top of one another in the Texas Panhandle and will provide us with synergistic opportunity.

     In Oklahoma, we obtained an increased ownership in the Mayesville processing plant increasing our ownership to 70%. We received an 18% ownership in the Exxon operated Dover-Hennessy plant. And 100%

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ownership in four additional plants and 3,800 miles of gathering systems that have joined our existing facilities.

     Finally, the last piece of the transaction involves all of KN Marketing. Currently, ONEOK Gas Marketing volumes are 1.1 BCF per day with storage capacity of 19.5 BCF. KN volumes last year averaged 4.5 BCF per day with storage capacity of 29.5 BCF.

     Our operating income from our marketing operations last year was 24.2 million with an average of 6.4 cents per MMBTU. We believe that by consolidating the operations, we will be able to dramatically grow our operating income even though we may see some erosion in our average unit margin.

     Through the marketing operations, we will be able to move gas into the Chicago markets, the Rocky Mountain markets, into the western US through the WAHA Hub and to the KATY Hub.

     The combination of pipeline capacity and storage capability will enhance our opportunity to capture earnings from intra day, day-to-day, and month-to-month natural gas price volatility.

     Now let me give you some ONEOK before and ONEOK after numbers. Gas processing plants, we will go from eight today to 22; natural gas liquids today, 21,800 barrels per day to 72,000 barrels per day; miles of gathering lines, 3,300 to 16,000 after the transaction; capacity of 500 million a day to a capacity of two billion per day; transmission lines of 5,100 miles to 9,100 miles post close; throughput of 380 BCF per year to a throughput number of 700 BCF per year; and owned storage capacity from 48 BCF to 59 BCF.

     As you can tell, we are very excited about the opportunities the two transactions will present. These assets fit our existing assets in terms of business and geography, and they fit our strategy which is to focus on energy from the resources in the ground through every transfer from gathering and processing, to transmission and storage, to distribution and marketing, and to extract margin all along the custody chain.

     We will try to grow the top line and the process while trying to create synergies, reducing costs -- both increasing the bottom line. I should however emphasize that while we have announced two mainly midstream

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focused transactions, we continue to explore opportunities related to gas distribution assets.

     At this point, I'll turn the program over to Jim Kneale.

  Jim Kneale: Thank you David. And let me add my welcome to everybody also. What I want to do is briefly summarize some financial information for you and then discuss a little bit, our financing plans and credit statistics after we make the acquisitions of these two packages.

     What I'm going to do is start with the Dynegy package and then move to Kinder Morgan and try to again explain just a little bit of what impact these may have on our financial statistics.

     Again as David said, the Dynegy purchase price was $307.7 million. That's a cash transaction. And if you look at the future impact of that, what we've tried to do is prepare a projection of EBITDA which I'll discuss with you, and future cash requirements.

     Before I tell you or discuss EBITDA, I might mention that how we put these together were to use the Dynegy volume projections and operating cost and then apply a current price forecast. We also escalated our internal - I mean O & M in our model at 3% a year, and then generated this EBITDA number.

     Using a price forecast that is based on NYMEX today, the three-year EBITDA
- the average EBITDA for the next three years is around $50 million. If you used a price forecast of a week ago, that number escalates to about $55 million. That's annualized. And I would caution you that this Dynegy acquisition will only be in effect for nine months of this fiscal year.

     Future capital requirements for the Dynegy package are about $8 million a year.

          Now let me switch briefly to the Kinder Morgan package and tell you that it's not quite as clear of what we're paying for when you look at all the pieces. I would first tell you

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that we're paying $114.1 million in cash. And that will be financed with debt.
And again, I'll discuss financing here in a few minutes.

     We are also assuming the lease on the Bushton plant. And for our purposes in looking at this, we have determined that this is what would be called an uneconomic lease. We will be recording a liability equal to the uneconomic portion of that lease in accordance with current FASB pronouncements.

     The impact of that will be that over the next 12 years, that uneconomic lease value will be amortized as a credit against the lease payments effectively reducing our booked expense for the Bushton plant. And that's significant in looking at how the Bushton plant will impact our financial results going forward.

     We also are assuming some firm capacity obligations that will be utilized by the marketing group. We -under 98-10, an accounting pronouncement that requires mark to market, we'll be recording a liability related to a portion of that. That's a moving target as prices and the market for firm capacity changes.

     But again, on a go-forward basis, that liability recorded will be amortized into income and offset the actual firm capacity expense. So it's not quite as easy to put a value number on the Kinder Morgan package. A bit of information I have is that at September 1 of '99, the assets we're acquiring were on Kinder Morgan's books for $593 million.

     Using those assets and the two other items that I talked to you about, the EBITDA on the Kinder Morgan package is between $70 and $73 million per year average for the next three years. And again, it's anticipated this transaction won't close until the end of the first quarter also. So in factoring those into 2000, you have to take 3/4 of that number.

     With the Kinder Morgan package, there is approximately $120 million working capital adjustment requirement. That is because of the type of operation it is and the heavy emphasis on marketing. Of that $120 million, approximately $60 to $80 million will be gas and storage or gas and inventory. And the remainder is just the

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net accounts receivable that come from that business.

     And then finally, we estimate there'll be about $10 million a year in future capital expenditures.

     If you take a look ahead at our financing plans, again I indicated $421.8 million of this is cash. We intend to finance that with debt both long-term and short-term.

     On the long-term basis, we're looking at the shorter end of the curve in the five to ten-year range. Another traunch will probably be the financing cost carried in the commercial paper or shorter-term maturities. We're looking at that right now. These packages throw off a lot of cash flow and it will allow us to manage our capitalization pretty easily.

     In a looking-forward basis, we expect again, to fund both of these with debt. But at the end of our 2000 fiscal year, our debt-to-equity ratio will be about 55% debt. But at the end of 2001 with just using the cash from existing operations and these, we'll be back to 50%.

     And those are not really indicative of our credit statistics. If you look behind those numbers, cash flow to interest, which is one of our primary monitors we use, for 2000 we'll be around - will be about 3.8. And we expect it to be over 4 in the next year which again, are solid for our current ratings.

     So we think we can absorb these two acquisitions with debt and with the cash flow, service that debt and have a significant impact on earnings.

     Those are the items I wanted to cover. I'll now open the floor for questions.

  Operator:    Thank you. The question and answer session will be conducted electronically today. ONEOK would like to ask that individuals from the media listening to today's conference call, refrain from asking questions at this time. You may contact them at any time and they would be happy to discuss any questions you may have.

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     All other attendees may ask questions by simply pressing the star or asterisk key followed by the digit 1 on your telephone. We'll proceed in the order that you signal us and we'll take as many questions as time permits. We'll pause for just a moment.

     Our first question comes from John Olson with Sanders, Morris & Mundy.


  John Olson: Good morning, gentlemen. You guys don't let any grass grow beneath your feet here.

  David Kyle:  Good morning, John.

  Jim Kneale:  Good morning, John.

  John Olson: Hi. Happy Valentines Day. I guess this is a Valentines present here. I did want to ask a couple of things. One, David and/or Jim, the NGL - the additional 14 plants, can they be rationalized, streamlined, or otherwise made more effective? Do you need to have 22 plants or do you need 16 plants?

  David Kyle: John, this is David Kyle. We have begun the process to look at some rationalization of these assets. Clearly, either the - some of the assets we'll receive that fit our Oklahoma assets, we'll either move gas into those plants and shut down one or two of our own or, you know, vice versa. And the West Texas Panhandle plants will give us the opportunity to rationalize one or two of those.

     Kansas is a little bit more difficult because of the distances involved with the assets. But we will take a look at rationalizing one of those plants.

  John Olson: Okay. I also wanted to ask you about the marketing side where, you guys have been so successful and acquiring KN Marketing, you're getting a whole bunch of apples and oranges it would appear. The - one of those apples at least is perhaps the contracts on KN pony express system.

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     And are they going to be anything of a problem for you to deal with? Or is that going to be taken care of through this - the liability that Jim was talking about recording?

  David Kyle: John, they'll be taken care of through this recording that Jim was talking about.

  John Olson: Okay. Any idea how big that negative goodwill is going to be effectively?

  David Kyle: We have not quantified it to be exact. But clearly it's going to be over $100 million and maybe north of $150 million.

  John Olson:  Okay. That would be amortized over the next 12 years or so?

  David Kyle:  Seven years.

  Jim Kneale: John, the six - the plant's twelve. Those firm capacity commitments I think are about seven. The majority of - really they're - four years is the main part of them. And then a small part over the next three after that.

  John Olson: Okay. Let's see, I wanted to ask you something else there too. And the volumes you mentioned, those look like they'll be recently sustainable?

  David Kyle: We have factored in both of the asset models John, a 4% decline per year. It will be our challenge to try to offset that decline.

  John Olson: Okay, the lease that you're inheriting from Kinder Morgan now, that's the Enron lease. That has another 21 years to go?

  Jim Kneale:  It has 12 years to go.

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  John Olson:  Twelve years, excuse me. I'm confusing it with another one that they had had out there. And that was a lease of a - was it 23 million a year Jim? Or is that 30 million a year?

  Jim Kneale:  I think it's 23 million.

  John Olson:  Twenty-three million, okay.

  Jim Kneale: The remaining principles' right at about $169 million. Of course I think it has an effective rate factored into it of 10.5%. So what we did again was run through a calculation...

  John Olson:  Right.

  Jim Kneale:  ...and brought that back to more current economic terms.

  John Olson: I see. Okay. And you're recently confident that you can while KN Marketing is headquartered down here Allen Center in Houston?

  David Kyle:  Yes.

  John Olson: And so will that continue to be here in Houston? Or is that going to move up with Chris Skoog and the boys?

  David Kyle: Clearly our headquarters for our marketing operation John, is here. Chris will be traveling, in fact traveling to Houston this week to meet with those employees and make some final decisions.

  John Olson:  I see, okay. Any idea how accretive this is going to be?

  Jim Kneale: Well John, I think, you know, again, in looking at this first year, if you take those EBITDA numbers that I provided to you and take 9/12 of them, it would add, somewhere in the neighborhood

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of, $100 million EBITDA this year.

     And then of course you have the financing costs on the $400 million.

  John Olson:  Nicely... yeah.

  Jim Kneale:  Nicely accretive, yeah.

  John Olson:  I hear you. I hear you. That's all I have, congratulations.

  Jim Kneale:  Thank you.

  David Kyle:  Thanks John.

  Operator:    Our next question will come from Donato Eassey with Merrill
Lynch.

  Donato Eassey: Good morning, and congratulations as well on getting a hold of these assets and what looks to be a reasonable price anyway. But with respect to the marketing side, I'm very curious that a lot of folks buy the marketing firms and end up losing the people in the process and losing some of the opportunity.

     But do you have a package that you're going to try to keep the people? Or are you happy with, the prospects of just taking over the businesses and marketing it through your own team? Thanks.

  David Kyle: This is David Kyle, Donato. And thank you for those comments. With respect to the marketing, in terms of the valuation, we like most folks, realize that clearly the assets you get when you purchase a marketing company for the most part, walk in and out of the door every day.

     With that being said, our focus and our experience, the type of marketing that we do here is somewhat different than what I think KN Marketing has done in the past. I think as I've said, we will talk to those

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employees, we will interview those, and if some of those folks can make the fit, then we welcome them to our team.

     But I should point out to you that in terms of valuing the marketing company, there was not a significant value placed on the marketing company.

  Donato Eassey:  Fair enough and good luck again.

  David Kyle:  Thank you.

  Operator:    Next we'll go to Michael Garvey with CIBC.

  Michael Garvey:   Hi, thank you. A couple of things here. Could you discuss, obviously you're increasing your liquid sensitivity, where will you see your NGL sensitivity after this? Also, your comments on - you based your assumptions on three years forward on NYMEX. Any idea on what those numbers would be if you were to use a ten-year average?

  David Kyle: Let me first talk about the NGL sensitivity and attack that question from two points. Currently, the midstream business that we own for the most part is a shrink and fuel-type business. The assets that we're picking up in these transactions more appropriately would be described as percentage of proceeds.

     So the swings that you might see where you have liquid prices moving counter to the shrink and fuel price, we don't have that particular risk. But we do have some commodity risk associated with these assets.

     We over the last several months after acquiring the Koch assets, put into place using oil as a proxy for NGL's, hedges on all of our NGL production. And we expect to utilize that same strategy going forward with these assets.

     To my knowledge, we have not run an analysis looking backwards using a ten-year average on price.

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I will tell you that our original economic models for the first year, used an oil price of roughly $22 a barrel NYMEX and $2.40 gas.

     If you look at what prices are today, clearly they're north of those numbers. But we expect to utilize it as I've said, derivatives to mitigate some of the risk associated with the NGLs.

  Michael Garvey:   Okay, and then one other question. You commented on
synergies and you expect to be able to extract some stuff out. Any quantification on that?

  David Kyle: With respect to the overall package, we have factored some additional costs in terms of back office cost into our model. Some of those costs are offset by synergies. But the only synergy that's factored into the model is roughly 2 million a year synergistic benefit while costs are added at
6.5 million a year. So you can see that we've weighted the economics on the costs side.

  Michael Garvey:   Any thoughts moving forward as to how much you think you can get out of the cost structure here?

  David Kyle: We haven't quantified that. I think Dynegy and Kinder Morgan to some extent in the field operations, have been fairly efficient. We will see I think, some cost savings just on the employee side. But they're not significant.

  Michael Garvey:   Thank you.

  Operator:    Once again, if you do have a question, please press star one. And we'll move on to Mike Heim, AG Edwards.

  Mike Heim:   Thanks. A lot of numbers quick and I was trying to keep up with the writing but I missed some. I wondered if we could get Dave to repeat some of the ONEOK before and ONEOK after numbers?

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  Dave Kyle:   I'd be glad to Mike. The number of processing plants, we go from eight to 22; NGLs; 21,800 barrels per day to approximately 72,000 barrels per day; gathering lines, 3,300 miles to 16,000 miles; transmission lines of 5,100 miles to 9,100 miles; throughput in terms of the transmission systems, 380 BCF per year to over 700 BCF per year; and capacity of plants, 500 million a day to
2.0 billion cubic feet per day.

     Does that help you?

  Mike Heim:   That helps. You also gave some good guidance on EBITDA. Did I hear you say the financing portion of the Dynegy was about $8 million? And is there a number for the KN?

  Jim Kneale: Yeah Mike, this is Jim. The cap on the future capital expenditures we estimate are about $8 million a year.

  Mike Heim:   Okay.

  Jim Kneale:  For Dynegy and about 10 for Kinder Morgan.

  Mike Heim:   Okay.

  Jim Kneale:  Was that the question?

  Mike Heim:   That answers my question, yes.

  Jim Kneale: And I might clarify a statistic David gave you, the 22 plants, that's 100% owned plants. We also have interest, you know, in Indian Basin, about 42%, and in Mayesville about 70% that aren't in those 22.

  David Kyle:  And Dover-Hennessy.

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  Mike Heim:   Okay. All right, that's all the questions I have.

  Man:    Thanks Mike.

  Operator:    Our next question comes from Phillip Salles with DLJ.

  Phillip Salles:   Thank you. Just a couple of questions please, appreciate the
EBITDA information.

     Could you share with us, what you believe are the percent regulated compared to unregulated EBITDA net contribution coming in now from the unregulated side? In addition, go back to some of the liquid assumptions that you made, if you just kind of elaborate a little bit why you're looking at flat EBITDA over the next three years, what went into some of those assumptions? Or are you just being conservative?

     And lastly, you talked about erosion from the marketing margin. Could you could just discuss that a little bit? And what in particular now guides you to lower margins in any of those specific assets?

  Weldon Watson: Phillip, this is Will. Could you repeat the question? We sort of lost some volume? Could you repeat your question again?

  Phillip Salles:   Sure. You talked a little bit about the assets and the
sensitivity to liquids. I was wondering why you held your EBITDA assumptions flat for the next three years, and if that's just being conservative, or is there something other in the modeling?

     You also talked about on the marketing sides, erosions to marketing margin. Is there anything specific or related to any particular asset that guides your assumptions on margins down?

  David Kyle: Phillip, this is David Kyle. First let me say with respect to the regulated assets versus non-regulated assets.

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  Phillip Salles:   Right.

  David Kyle: Some of those assets are currently classified, particularly the ones in Kansas associated with Dynegy, are classified as regulated assets. We will be filing with the Kansas commission to get approval to acquire those assets, but also to send those assets down because they are gathering primarily assets.

     With respect to the pricing, what we have used historically in all of our assessment models is a NYMEX-based pricing. And as you I'm sure are well aware that oil currently is backward dated. And that impacts the EBITDA calculations.

     And finally on the gas marketing, I talked about the erosion of the unit margin, I think if you compare our gas marketing operation to most of those in the business, when we're throwing a 6.4 cent premium BTU average, I think that's a pretty high average in comparison to our industry peers who will, you know, I think be doing good to push two.

     What we hope to do is to maintain as high an average as we can. But we realize that we will probably see some erosion. That being said, we think we can continue, in fact we're confident we can continue to exceed our industry peers in terms of our unit average.

     Let me now go kind of back to the first question and let Jim give you some of the numbers as to the split.

  Jim Kneale: Yes, Phillip this is Jim. Let me just say, I've done a calculation on the operating income that does not include any of the assets being acquired as regulated. So it makes the presumption they're all non-regulated.

     At the end of 2000 or for our calendar 2000 projection, about 64% of our operating income is from non-regulated entities. Then, I think David covered it, but I think what I gave you was a three-year average of EBITDA.

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     If you look at the individual numbers, they're declining. I mean a little bit is because of the backward dating and the price of oil. But also we've declined volumes at 4%. So the average I gave you, it's just purely a three-year average. It's not reflective of the decline annually.

  Phillip Salles:   Appreciate that. That is helpful. Also you talked about
booking these two liabilities. One is at the Bushton plant. The other one is in marketing. Does that bring you kind of to a level playing field? Would that make Bushton going forward profitable? Have you taken a hard look at the uneconomic contract in addition to the liabilities? Besides your hedging activity and derivatives, I believe that you'll probably try to move to a little bit more base-earning stream. I didn't hear you say that, but I'm kind of expecting that that's kind of the direction that you'd be heading into.

     But want to know if these liabilities now put the worst of Bushton's behind you, and going forward we can look for a positive earnings contribution?

  David Kyle: Phillip, you're right on both of those with current firm capacity, liability we'll record, and the lease obligation on Bushton. They are both a calculation that were designed on looking at the current market today and then recording the difference between the current market and those obligations as a liability.

     So yes, it will put those back on a level playing field.

  Phillip Salles:   Thank you very much.

  Man:    You're welcome.

  Operator:    Our next question comes from Dennis Coleman, Bank of America
Securities.

  Dennis Coleman:   Yes, good morning.

  Man:    Good morning Dennis.

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  Dennis Coleman:   Hi. I'm wondering, both of the agencies have put out
comments recently. And there's really been a slew of news from you lately. Does what they've said incorporate everything that we're talking about today?

  Jim Kneale: Well Dennis, this is Jim. I haven't seen anything out from Moody's yet. I've been talking to them. I spoke to S&P last week. I know they're about to come out with a statement. And so yes they will.

  Dennis Coleman:   But you have talked to them about all these things right
along?

  Jim Kneale:  Yes, in detail.

  Dennis Coleman:   Okay.

  Jim Kneale:  Yes.

  Dennis Coleman:   Great. Thanks.

  Man:    Thank you.

  Operator:    And our next question comes from Kathleen Vuchetich with WH
Reeves.

  Kathleen Vuchetich:  Good morning.

  Man:    Good morning.

  Kathleen Vuchetich: I was just wondering is you could tell us overall, looking at your entire liquids and gathering business, how it breaks down as far as fee-based, percent of proceeds based, the different types of contracts and how your assets break down in those categories?

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  Jim Kneale:  Yes, Kathleen this is Jim. Good morning.

  Kathleen Vuchetich:  Hi Jim.

  Jim Kneale: Yes, I did a rough calculation this weekend. And about 80% of our volumes will be under POP or POI type contracts after we close these two acquisitions.

  Kathleen Vuchetich:  Okay.

  Jim Kneale:  So a significant shift to percentage of proceeds.

  Kathleen Vuchetich:  Okay, and then the remaining 20 is fee-based?

  Jim Kneale:  Yes.

  Kathleen Vuchetich:  All right, thanks very much.

  Jim Kneale:  You're welcome.

  Operator:    There are no further questions at this time gentlemen. I'll turn the conference back to you for any closing remarks.

  Weldon Watson: We're delighted to have everyone with us this morning. And I would just, as David has mentioned earlier, reference you to our Web site if you would like to take a look at the maps that reflect these assets in Kansas, Texas Panhandle and Oklahoma. And certainly if you have additional questions, feel free to call me, Weldon Watson, here at the office.

     Thank you very much.


                                       END


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